Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, UT 84121

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 2, 2023 to the Board of Directors of Extra Space Storage Inc. (“Extra Space”), as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of Extra Space’s Financial Advisor” and “The Mergers—Opinion of Extra Space’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Extra Space and Life Storage, Inc. (“Life Storage”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Extra Space (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

May 23, 2023